FOR IMMEDIATE RELEASE
CONTACT:   Jeannie O’Brien
PHONE:   215-513-2331

JAMES F. MCGOWAN, JR. APPOINTED EVP & CHIEF CREDIT OFFICER

HARLEYSVILLE, PA (August 25, 2004) – Walter E. Daller Jr., President and CEO of Harleysville National Corporation (HNC) recently announced that James F. McGowan, Jr., North Wales, has been appointed Executive Vice President and Chief Credit Officer.
In his new position, McGowan will be responsible for credit policy for all lending at Harleysville National Corporation including its largest subsidiary, Harleysville National Bank. He will sit on several executive committees including Senior Management, Senior Loan, Asset/Liability and Credit Policy.
McGowan has over 25 years of financial services experience. He has held many top-level positions at other area banks including executive vice president/senior loan officer, senior credit officer, and relationship manager, in addition to functioning as a wholesale manager, commercial lender and senior loan officer. Most recently he was senior vice president and senior credit officer at Sovereign Bank in Reading.
He holds a bachelor’s degree in finance from La Salle University and an MBA from Drexel University. He is a graduate of the Stonier Graduate School of Banking at Rutgers University and the RMA Loan Management Seminar at Ohio State University.
In the community, McGowan is a member and past local chapter board member of the Risk Management Association (RMA) and is involved in various local and church activities. He is past president of the Rotary Club of Philadelphia and the Rotary Foundation of Philadelphia.
Harleysville National Corporation, with assets of $2.8 billion, is the holding company for its major subsidiary, Harleysville National Bank and Trust Company (HNB).  Providing Real Life Financial Solutions, HNB operates 45 offices in 10 counties throughout eastern Pennsylvania. Individuals, families and businesses can apply for banking, trust and investment services at any HNB office, by calling
1-888-HNB-2100 or online at www.harleysvillebank.com. Investment Management and Trust Services are provided through the Millennium Wealth Management and Private Banking Group, a division of HNB, with

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more than $1.4 billion of assets under management. Cumberland Advisors, Inc., a registered investment advisor specializing in fixed-income money management is also part of the Millennium Wealth Management and Private Banking Group. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC Web site at www.hncbank.com.

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